Filed pursuant to Rule 433
Registration File No. 333-238958
Supplementing the Preliminary Prospectus Supplement dated June 16, 2020
(To Prospecuts dated June 15, 2020)

AMERANT

Investor Presentation

June 2020

Important Notices and Disclaimers

The Company has filed a shelf registration statement on Form S-3(File No. 333-238958), with the Securities and Exchange Commission ("SEC") that was declared effective on June 15, 2020. The offering of securities discussed in this presentation is being made only by means of a prospectus supplement, which has been filed with the SEC. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Copies of the preliminary prospectus supplement may also be obtained by contacting Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716 or by calling (800)-248-8863 or by emailing prospectus@raymondjames.com. This presentation is not an offer to sell or the solicitation of an offer to buy any securities, generally or in any jurisdiction in which such offer, solicitation or sale would be unlawful. Certain of the information contained herein may be derived from information provided by industry sources. We believe that such information is accurate and that the sources from which it has been obtained is reliable. We cannot guarantee the accuracy of such information, however, and may not have independently verified such information.

Any statements in this presentation about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "will," "expect," "anticipate," "project," "seek," "estimate," "intend," "indicate," "designed," "contemplate," "plan," "future," "would," and "should," "could," "continue," "predict," "target," "strategies" and similar words and expressions of the future. Forward-looking statements involve known and unknown risks, uncertainties and assumptions, including the risks outlined under "Risk Factors" in the preliminary prospectus supplement and elsewhere in our filings with the SEC, specifically our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which may cause actual results, levels of activity, financial condition, performance or achievements to differ materially from any results, levels of activity, financial condition, performance or achievements expressed or implied by any forward-looking statement. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this presentation to conform these statements to actual results, unless required by law.

This presentation contains non-GAAP financial measures not presented in accordance with generally accepted accounting principles in the U.S. ("GAAP"). The "Non-GAAP Financial Measures Reconciliations" section of the Appendix includes reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. We use certain non-GAAP financial measures, certain of which are included in this presentation, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide enable investors to better understand our performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered supplemental in nature and not as a substitute for or superior to the related information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Terms of Proposed Offering

Issuer	Amerant Bancorp Inc. (NASDAQ: AMTB)
Security	Senior Unsecured Notes (Holding Company)
Ratings	BBB- by Kroll Bond Rating Agency / A- by Egan-Jones
Structure	Fixed Rate
Issuance Type	SEC Registered
Term	5 Years
Call Date	Three Months Prior to Maturity
Use of Proceeds	General corporate purposes
Sole Bookrunner	Raymond James

Who We Are

Franchise Highlights (1)

Assets	$8.1 Billion
Loans	$5.7 Billion
Deposits	$5.8 Billion
AUM	$1.6 Billion in AUM/custody
Employees	825 FTEs
Market Share	Largest Community Bank based in FL(2) Top Community Bank market share in Miami MSA (2)



Michigan
New York
Nebraska
Iowa
New York City
Pennsylvania
Ohio
Illinois
Indiana
New Jersey
Kansas
Missouri
West Virginia
Kentucky
Virginia
Tennessee
Oklahoma
Arkansas
North Carolina
Dallas
Texas
South Carolina
Georgia
Mississippi
Alabama
Houston
Louisiana
Florida
Miami
Map Key
Headquarters (Coral Gables)
Bank Branch (19 FL / 8 TX)
Loan Production Office (1 TX / 1 NY)

Key Demographic Data (3)

- 6.4% projected population growth (3.3% Nat'l Avg.)
- 10.5% median HHI growth (9.9% Nat'l avg.)

Essence of the Amerant story…

Well-established banking organization with 40+ years of operations

Local community bank with a proud international heritage

Conservatively managed with all stakeholders in mind

Customer 360

Always evolving to better serve clients & deepen relationships

Focused on profitable growth and returns

(1) As of 3/31/20
(2) Community banks include those with less than $10 billion in assets. Source: S&P Market Intelligence
(3) Projected population growth and median household income growth shown from 2020 – 2025 for the Houston and Miami MSAs. 2020 – 2025 Miami MSA population and median household income growth is projected to be 6.3% and 11.5%, respectively; 2020 – 2025 Houston MSA population and median household income growth is projected to be 7.5% and 2.8%, respectively. Demographic information weighted based on deposits located in each geographic area (89.0% of deposits located in Miami MSA and 11.0% of deposits located in Houston MSA as of June 30, 2019). Demographic data sourced from S&P Global Market Intelligence

AMERANT

Investment Highlights

Established Franchise in Attractive Markets	• Largest community bank[(1)] headquartered in the attractive Florida market • Focused on the most attractive submarkets within states of operation • Long history, strong reputation, and international heritage enable deep client relationships in the Company's ethnically diverse markets
Experienced & Aligned Management Team	• Management team with nearly 150 years of combined experience • Diverse Board lead by chairman with vast leadership experience at larger financial institutions • Executives, directors, and other insiders own ~30.0% of the Company
Conservative Risk Management & Credit Culture	• Conservatively underwritten loan portfolio with low rates of leverage • Robust reserve position; 2.2x coverage ratio of ALL / Total NPLs • Strong current credit performance; credit quality has remained steady between Q1' 20 and Q4 '19
Strong Capital & Liquidity Position	• Current cash on hand position is more than double typical position (as of 3/31/20) • Additional $1.2 billion in liquidity available through FHLB credit line • All major capital ratios (leverage, CET1, tier 1, total capital) comfortably above peer medians[(2)]
Well-Positioned Loan Portfolio	• Loan book well-diversified across various asset classes and markets • Exposure to the oil & gas, travel, entertainment, dining, and hotel industries relatively minimal at 7.3% of total loan portfolio and covered 2.1x by the bank's total capital • Retail loan book with a differentiated tenant base that's anchored by national food and health retailers
Resilient and Diverse Deposit Base	• Combination of domestic and low-cost international deposits provides a stable funding source • Strong growth in domestic deposit base; 12% CAGR since 2015 • Low-cost international deposit base; average cost of 0.43% in Q1 '20
Significant Fee Income Platform	• Wealth management, brokerage, trust, and private banking capabilities help deepen client relationship and enable share of wallet gains • Provides strong revenue diversification; represents ~20.0% of total operating revenue [(3)]

(1) Community banks include those with less than $10 billion in assets. Source: S&P Market Intelligence
(2) AMTB Q1 2020 leverage, CET1, tier 1, and total capital ratios were 10.8%, 12.4%, 13.4%, and 14.5%, respectively. Peers Q1 2020 leverage, CET1, tier 1, and total capital ratios were 9.9%, 11.0%, 11.4%, and 13.5%, respectively. Peer data reflects the median of the following companies: BRKL, CADE, CSFL, CNOB, DCOM, FFIC, HOMB, INDB, IBTX, IBOC, LBAI, SBCF, TOWN, TRMK. Source: S&P Global Market Intelligence
(3) Operating revenue is the result of net interest income before provision for loan losses plus noninterest income. Noninterest income excludes all securities gains and losses ($9.6 million net gain in 1Q20)

AMERANT

Experienced Management Team



Frederick Copeland

78 years old

Chairman of the Board

- Chairman since January 2019
- Director of Company and Bank from 2007 to 2018
- Former President and CEO of Far East National Bank
- Former President and CEO of Aetna International, Inc.
- Former Chairman, President, and CEO of Fleet Bank, N.A. Connecticut
- Former President and CEO of Citibank Canada



Millar Wilson

67 years old

Vice-Chairman & CEO

- CEO since 2009, Vice-Chairman since 2013 and Director since 1987 of Company and Bank
- Spearheaded MSF's entry into the U.S. in 1983
- 42 years of experience with MSF/Amerant Bancorp ("AMTB"), including Executive Director of International Business
- Director of the Federal Reserve Bank of Atlanta-Miami Branch from 2013 to 2018



Carlos Iafigliola

43 years old

Executive Vice President & Chief Financial Officer

- CFO since May 2020
- 22 years with MSF / AMTB
- Head of Treasury from 2015 to the present
- Asset & Liability Manager at AMTB from 2004 to 2015
- Served in Market Risk Management at MSF 1998 to 2004



Alfonso Figueredo

59 years old

President & Chief Operating Officer

- President and COO since March 2020
- Co-President and COO from February 2018 to March 2020
- 32 years with MSF / AMTB
- Executive Vice President of Operations and Administration of MSF from 2015 to 2018
- CFO of MSF from 2008 to 2015



Alberto Capriles

53 years old

Executive Vice President & Chief Risk Officer

- Executive Vice President and Chief Risk Officer since 2015
- 24 years with MSF / AMTB
- Corporate Treasurer of MSF from 2008 to 2015
- Corporate Market Risk Manager of MSF from 1999 to 2008



Miguel Palacios

51 years old

Executive Vice President & Chief Business Officer

- Executive Vice President and Chief Business Officer since February 2018
- All 27 years of banking experience spent with MSF / AMTB
- Domestic Personal and Commercial Manager from 2012 to 2018
- Special Assets Manager from 2009 to 2012

Build on Improving Financial Performance

Increased Domestic Deposits

Domestic Deposits

($ in millions)

11.7% CAGR


3,254
2,030
2015
1Q20

Domestic Deposits as % of Total Deposits:
31.1% —— 55.7%

Attractive Risk-Adjusted Loan Profile

Non-performing Loans (1) / Total Loans

77 bps decrease


1.36%
0.59%
2015
1Q20

International Loans as % of Total Loans:
24.2% —— 3.0%

Higher Net Interest Margin

Net Interest Margin (2)

39 bps increase


2.65%
2.26%
2015
1Q20

Yield on Loans:
3.06% —— 4.31%

Rationalizing Cost Structure

Efficiency Ratio (2)

2,161 bps decrease


84.7%
63.1%
2015
1Q20

# of FTEs:
1,007 —— 825

Multi-year shift towards increasing core domestic growth and profitability

(1) Non-performing loans include all accruing loans past due by 90 days or more, all nonaccrual loans and restructured loans that are considered "troubled debt restructurings" or "TDRs"
(2) Balances annualized through March 31, 2020

AMERANT

Deep Culture of Enterprise Risk Management

✓ Enterprise-Wide Risk Governance ✓ Risk Culture ✓ Risk Appetite ✓ Strategic Planning

Board of Directors

Senior Management

Three Lines of Defense…

1 Front Line Units

- Own and manage their risks
- Identify, measure, monitor, report, analyze and mitigate risks
- Internal controls
- Strong culture of compliance with BSA/AML and all regulatory standards
- Comprehensive daily OFAC screening of all clients and counterparties

2 Risk Management

- Independent from front line units
- Direct access to the Board
- Sophisticated and specialized: Market Risk, Credit Risk, Operational Risk, Data Security, Model Risk, and Compliance
- Comprehensive and robust BSA/AML program with extensive experience and resources
- Proprietary BSA/AML monitoring and risk rating programs

3 Internal Audit

- Direct report to the Board
- Independent
- Risk-based approach

…With a Robust and Proactive Credit Risk Culture

- Robust governance with independent roles and seasoned management (business, underwriting, appraisal, risk and loan review)
- Credit risk models tailored to individual loan categories (consumer, C&I, C&D, etc.)
- Strong Underwriting Standards and stress testing practices
- Asset quality reports and trends, summary of criticized loans and assets, and loan review reports regularly reported to Senior Management and the Board of Directors
- Dedicated special assets team managing problems loans and workout plans with quarterly reviews

Protective Business Measures & Mitigants

As a conservatively managed, well-established banking institution, Amerant is prepared to succeed in the current environment and capitalize on long-term value creation opportunities

- Maintaining high cash position at the Federal Reserve with $271.0 million in cash and equivalents as of the end of the first quarter, more than double our usual position
- $1.2 billion available under the FHLB credit line
- $200 million available through FED’s discount window via securities pledged
- Proactive repricing of deposits following FED’s rate cuts during March 2020
- Restructuring wholesale funding to take advantage of low market rates
- Leveraging opportunities for higher-yield investments
- Actively managing the duration of the investment portfolio by adding long-term bonds resulting in a gain of $9.2 million
- Composition of investment portfolio partially offsetting overall credit exposure of balance sheet given high percentage of government guaranteed securities
- Frequent re-evaluation and monitoring of the credit pipeline in light of new market conditions
- Increased provision for loan losses to $22.0 million to account for estimated portfolio deterioration due to COVID-19

AMERANT

Strategic Shift in Loan Mix Yielding Benefits

Loan Portfolio

March 31, 2020


Financial Institutions & Acceptances 0.3%
Consumer 2.5%
1-4 Family 10.0%
C&I 19.1%
Owner Occupied CRE 16.3%
CRE 51.8%

Total: $5.7 billion

Loan Mix by Geography


December 31, 2015
March 31, 2020
24.2%
75.8%
3.0%
97.0%
Domestic
International

Highlights

- Continued focus on domestic lending activities. Domestic loan CAGR of 6.2% since 2015
- Average loan yields have increased from 3.06% in 2015 to 4.31% in the quarter ended March 31, 2020
- Diversified portfolio - highest sector concentration, other than real estate, at 12% of total loans
- 78% of total loans secured by real estate
- Planned reduction of foreign financial institution (FI) and non-relationship SNC loans (C&I) was completed during 2019

Targeted reduction in international loan portfolio, coupled with growth in domestic C&I, CRE, and residential mortgages, has resulted in a better risk-adjusted loan book

Balanced CRE Loan Portfolio

CRE Portfolio
March 31, 2020



Hospitality
6.7%
Retail
39.0%
Multifamily
28.4%
Industrial +
Warehouse
3.0%
Office
15.2%
Land+
Construction
7.7%

Total: $2.9 billion

CRE Loan Mix by Primary Market Area(1)
March 31, 2020



Greater
Houston
14.8%
New York
City area
23.6%
Miami-Dade,
Broward, and
Palm Beach
counties
54.2%
Other FL,
TX, and NY/
NJ 7.4%

In Millions

	FL	TX	NY
Retail	$656	$198	$302
Multifam.	410	254	312
Office	320	50	78
Hotels	210	-	52
Industrial	69	18	-
Land	8	-	-
Total	**$1,673**	**$519**	**$743**

Highlights

- Well diversified among geographies and property types
- Conservative weighted average LTV of 60% and DSC of 1.6x
- Strong sponsorship profile
- 92.3% (or $2.7 billion) of CRE loans are income producing with the remaining 7.7% (or $225 million) of CRE loans in land and construction

Our CRE loan portfolio is highly diversified across geographies and industry segments

(1) Primary market areas are Miami-Dade, Broward, and Palm Beach counties; Dallas and the Greater Houston market area; and the New York City area, including all five boroughs

Proactive Credit Culture: Escalated Monitoring

CRE Hotels (As of 03/31/2020)


Hotels
Boutique 29%
Full Service 37%
Limited Service 34%


Hotels - LTV
60%
50%
40%
30%
20%
10%
0%
18%
17%
47%
5%
12%
50% or less
50-60%
60-70%
70-80%
80% or more

Total: $261 million
Loan Portfolio Percentage: 4.6%

Highlights

- CRE Hotel portfolio is limited to 27 properties majority in popular travel destinations such as Miami Beach (#9 / $98 MM) and New York (#2 / $52 MM)
- Hotel construction borrowers are sophisticated sponsors with significant invested equity and resources. Only 3 construction loans remaining.
- Up to March 31, 2020, Hotel construction borrowers have not yet seen delays in materials or labor shortages as a result of COVID-19

Proactive Credit Culture: Escalated Monitoring

CRE Retail (As of 03/31/2020)

CRE Retail(1)


Theme/Festival Center
12%
Community
Center
14%
Neighbor
hood
Center
19%
Strip/
Convenience
31%
Single
Tenant
24%

Total: $1.2 billion
Loan Portfolio Percentage: 20.4%

CRE Retail - Single Tenant(1)(2)


Education
9%
Groceries
3%
Vacant
3%
Restaurant
4%
Banking
8%
Food and
Health
Retail
37%
Clothing
36%

Total: $207 million
Loan Portfolio Percentage: 3.7%

Retail - LTV


60%
50%
40%
30%
20%
10%
0%
9%
21%
48%
21%
—%
50%
or less
50-60%
60-70%
70-80%
80% or
more

Highlights

- Florida and Texas are focused on neighborhood shopping centers or service centers with basic needs related anchor stores, as well as the retail corridor in Miami Beach
- New York is focused on high traffic retail corridors with proximity to public transportation services
- No individual tenant represents more than 6% of the total CRE retail loan portfolio

(1) CRE retail loans above $5 million
(2) Vacant consist of 1 loan in New York to a top tier customer with 59% LTV based on dark value and is expected to payoff within the next 45 days with a refinance loan from another financial institution, which is pending closing

Proactive Credit Culture: Escalated Monitoring

Oil and Gas, Travel, Entertainment and Dining (As of 03/31/2020)


Other Food Services 1%
Aircraft Engine 5%
Other Air Trans. Support Activities 3%
Repair & Maintenance 16%
Full-Service 7%
Other 1%
Cruise Lines 7%
Limited Service 12%
Extraction/Support 15%
Other Arts, Enter., and Rec. 1%
Bowling 5%
Marinas 17%
Petrochemical 10%
Loan Categories
Oil & Gas
Aviation
Restaurants
Cruise Lines
Arts, Entertainment, and Recreation

Highlights

- $154 million, or 2.7%, of total loans exposed to oil and gas, travel, entertainment, and dining industries, representing minimal exposure to these highly volatile business activities
- Unfunded loan commitments of only $30 million[(1)] to these industries groups, further limiting potential exposure

(1) Not all unfunded commitments are unilaterally available to borrowers. For example, certain revolving loans and asset based lending loans require borrowers provide additional collateral to access the full amount of the commitment

Relief Requests

Summary as of May 22th, 2020

Relief requests summary

- $1,181 MM or 21% of total loans, 55% 90-day int. only, 42% 90-day no payments, 3% 180-day int. only
- 71% FL / 21% TX / 8% NY
- 92% of relief requests are on loans secured with RE collateral
- Top 20 largest relief requests account for 52% of total requests, mainly CRE hotels, CRE retail, gas stations and apparel manufacturing
- 86% of CRE relief requests are for hotels and retail loans
- CRE requests as % of their respective portfolios: Hotels 70%, Retail 39%, Industrial 31%, Office 12%, and Multifamily 2.5%

PPP requests & funded summary

- Approvals Received: 1,885 loans totaling $207.2 million
- Average loan size: $109.8 thousand

Disciplined Credit Culture

Robust Underwriting Standards

- Credit quality and reserve coverage remains strong
- Provision for loan losses of $22.0 million to account for estimated portfolio deterioration due to COVID-19; will continue to reassess provisions as conditions evolve
- The increase in charge-offs was due to:
  - Several international commercial credits (2016)
  - One isolated CRE loan [(1)] (2018)
  - Approx 60% of charge-offs was due to the planned discontinuation of the credit card products ; otherwise Net Charge-offs / Avg Loans was 0.02% (2019)
- The increase in Non-performing assets was mainly due to $11.9 million multiple loan relationship to a South Florida borrower in the food wholesale industry secured with a combination of real estate, receivables and inventory; and with an allocated 30% in specific reserves

Non-performing Assets[(3)] / Total Assets


1.50%
1.00%
0.50%
0.00%
2015
2016
2017
2018
2019
1Q20
0.56%
0.41%

Net Charge-Offs / Average Total Loans[(2)]


0.35%
0.15%
-0.05%
2015
2016
2017
2018
2019
1Q20
0.09%
0.07%

Allowance for Loan Losses / Total Loans[(4)]


1.50%
1.00%
0.50%
0.00%
2015
2016
2017
2018
2019
1Q20
1.29%
1.03%

■ Amerant ■ US Peer Median[(5)]

Prudent underwriting across portfolios has translated into exceptional credit performance

(1) During the fourth quarter of 2018, the Company sold and charged-off $5.8 million of a Houston CRE loan that originated in 2007, which had been restructured. This resulted in Net Charges Off / Average Total Loans of 0.18% for 2018
(2) Calculated based upon the average daily balance of outstanding loan principal balance net of deferred loan fees and costs, excluding the allowance for loan losses
(3) Non-performing assets include all accruing loans past due 90 days or more, all nonaccrual loans, restructured loans that are considered "troubled debt restructurings" or "TDRs", and OREO properties acquired through or in lieu of foreclosure
(4) Outstanding loans are net of deferred loan fees and costs. 2015 and 2017 include loans held for sale of $9.7 million and $5.6 million, respectively. There were no loans held for sale at any of the other dates presented
(5) Peers are BRKL, CADE, CSFL, CNOB, DCOM, FFIC, HOMB, INDB, IBTX, IBOC, LBAI, SBCF, TOWN, TRMK. Source: S&P Global Market Intelligence. Peer group updated in 1Q20

AMERANT

Regulatory Capital Ratios

Tier 1 Leverage Ratio (%)


9.88%
9.62%
10.15%
10.34%
11.32%
10.82%
10.75%
2015
2016
2017
2018
2019
1Q20
Pro Forma(1)

Common Equity Tier 1 Ratio (%)


10.12%
10.25%
10.68%
11.07%
12.60%
12.42%
12.40%
2015
2016
2017
2018
2019
1Q20
Pro Forma(1)

Tier 1 Ratio (%)


11.78%
11.86%
12.26%
12.69%
13.94%
13.38%
13.36%
2015
2016
2017
2018
2019
1Q20
Pro Forma(1)

Total Capital Ratio (%)


12.91%
13.05%
13.31%
13.54%
14.78%
14.54%
14.51%
2015
2016
2017
2018
2019
1Q20
Pro Forma(1)

(1) Analysis assumes $50 million of senior unsecured debt raised with a 1.5% gross spread, $500K of additional offering expenses, 5.5% coupon rate, and 20% risk weighting on net proceeds. Pro forma adjustment is made to 1Q20 ratios

Robust Deposit Franchise

Highlights

- Focus on developing domestic relationships as opposed to rate sensitive, non-relationship time deposits
- Experienced 12% CAGR in domestic deposits as a result of increased cross-selling efforts
- Protect and grow low cost deposits. Slow down in international deposits decline, which was 1.8% in 1Q20 compared to 2.1% in 4Q19 and 3.5% in 1Q19

Deposit Mix [1]

March 31, 2020

Total Deposits: $5.8 billion



Jumbo Time, 13.6%
NIB Demand, 13.3%
IB Demand, 18.6%
MMDA & Savings, 24.5%
Retail Time, 30.0%

International Deposits

($ in millions)



~12% Compounded Annual Decline Rate
$4,490
$4,093
$3,500
$3,031
$2,635
$2,588
2015
2016
2017
2018
2019
1Q20
% of Total Deposits
68.9%
44.3%

Domestic Deposits

($ in millions)



~12% CAGR
$2,030
$2,484
$2,823
$3,001
$3,122
$3,254
2015
2016
2017
2018
2019
1Q20
31.1%
55.7%

Strategic focus on defending international deposits while steadily growing domestic deposit base

(1) Based on Bank's March 31, 2020 call report

Attractive International Deposits

Highlights

- Deposits are outgrowth from relationship with former parent and roots from 1925
- Majority of international deposits (85.9% as of March 31, 2020) were located in Venezuela
- Average deposit relationship is over 14 years
- Approximately 65,000 accounts are personal and 4,000 are commercial(1) accounts
- Average size of deposit accounts is ~$38,000 at an average cost of 43 bps as of March 31, 2020
- Declining attrition rates from a 12.5% compounded annual decline rate from 2015 to 2019 to a 7.1% annualized decay rate in Q1 2020
- Robust BSA/AML procedures:
    - Dates to origins in Miami over 30 years ago
    - Reduces risk in servicing the current Venezuelan customer base
    - Provides significant advantages by allowing selective growth in a limited competitive market as most other banks are not equipped to manage these deposits

Deposit Attrition
($ in millions)



YoY Decline: 11.5%
MRQ Anlzd. Decline: 7.1%
2,925
(4.1%)
2,805
(4.0%)
2,693
(2.1%)
2,635
(1.8%)
2,588
2019 Q1
2019 Q2
2019 Q3
2019 Q4
2020 Q1

Stabilizing a strategic deposit base that provides a cost effective foundation for profitable growth

(1) Commercial refers to non-personal accounts which can be trusts, pics, or businesses

Interest Income and Margin Trends

Highlights

- In 1Q20 proactive steps to protect NIM:

  –Redemption of $26.8 million in high cost TruPs

  –Strategic deposit rate cuts

  –Leveraged opportunities for higher-yield investments and lower-cost funding, including FHLB and brokered CDs

- The Company continues to be asset sensitive driven by floating rate loans and loans maturing in less than a year

Impact on NII from Interest Rate Change (2)

($ in Millions and percentages)

(As of March 31, 2020)


190
170
150
-5.1%
-2.8%
0.0%
2.1%
3.6%
$172
$177
$182
$186
$188
-50 bps
-25 bps
BASE
+25 bps
+50 bps
Net Interest Income
Change from base

Loan Yield Gap (1)


Yield gap between Amerant and peers has narrowed by 96 bps
1.50%
0.97%
0.68%
0.54%
0.47%
0.54%
2015
2016
2017
2018
2019
1Q20

Net Interest Margin (1)


2.26%
3.50%
2.48%
3.69%
2.63%
3.65%
2.78%
3.95%
2.85%
3.77%
2.65%
3.52%
2015
2016
2017
2018
2019
1Q20 YTD
Amerant
Peer Median

Continued improvement in Loan Yields and NIM

(1) Peers are BRKL, CADE, CSFL, CNOB, DCOM, FFIC, HOMB, INDB, IBTX, IBOC, LBAI, SBCF, TOWN, TRMK, when data is available in source. Source: S&P Global Market Intelligence. Peer group updated in 1Q20

(2) Assumes a static balance sheet and instantaneous and parallel interest rate shocks to the yield curve

AMERANT

Wealth Management Franchise Expansion - Key Component of Noninterest Income

Wealth Management Platform

Amerant Trust

- Estate Planning
- Asset Protection
- Escrow Services

Amerant Investments

- Brokerage Services
- Investment Advisory Services

2020 YTD Noninterest Income Mix

Total: $21.9 million


Deposits and service fees 19.6%
Brokerage,advisory, and fiduciary activities 18.9%
Other non-interest income 61.5%

Noninterest Income as a % of Operating Revenue (1)(2)(3)


23.8%
17.4%
24.2%
26.6%
23.0%
23.8%
20.0%
21.2%
19.5%
15.8%
20.0%
16.9%
2015
2016
2017
2018
2019
Q120 YTD
Amerant
Peer Median

Highlights

- In 4Q19, acquired Grand Cayman based trust company subsidiary, Elant Bank & Trust Ltd.
- $1.57 billion in assets under management/custody
- Continue focus on domestic market to expand our footprint
- Building team to focus on domestic retail strategy to increase banking center referrals to the Wealth Management team
- Deposit and service fees also contribute significant portion to noninterest income
- Brokerage and advisory fees continue to increase due to improved allocation of assets under management into advisory services and higher volume of customer trading activity, supported by online platform

Expansion of fee income capabilities a key focal point and growth lever

(1) Peers are BRKL, CADE, CSFL, CNOB, DCOM, FFIC, HOMB, INDB, IBTX, IBOC, LBAI, SBCF, TOWN, TRMK. Source: S&P Global Market Intelligence and is adjusted to exclude all securities gains and losses. Peer group updated in 1Q20

(2) Operating revenue is the result of net interest income before provision for loan losses plus noninterest income. Noninterest income excludes net securities gains of $9.6 million in Q120 YTD. Years 2019, 2018, 2017, 2016 and 2015 exclude net securities gains and (losses) of $2.6 million, $(1.0) million, $(1.6) million, $1.0 million and $1.1 million, respectively. Years 2019 and 2017, also exclude $2.8 million gain on sale of vacant Beacon land and $10.5 million gain on sale of the NY building, respectively.

(3) $0.9 million from derivative transactions sold to customers recorded in 1Q20

Increasing Operating Efficiency

Cost Initiatives

Rationalization of Business Lines

- Simplification of business model and product offerings following spin-off
- Deemphasized international business resulting in less complexity and reduced costs

Head Count Reduction

- Investments in technology are expected to generate efficiencies
- FTEs down 64, or 7.2%, from March 2019 to March 2020

Space Efficiencies

- Reduction and reorganization of existing office space to increase the amount available for lease to third parties
- Branch of the future model is smaller and optimizes customer interaction

Efficiency Ratio (1)



84.7%
78.0%
73.8%
78.8%
77.5%
63.1%
2015
2016
2017
2018
2019
1Q20

Net Interest Income as a % of Average Earnings Assets (2)



2.26%
2.48%
2.63%
2.78%
2.85%
2.65%
2015
2016
2017
2018
2019
1Q20

Simplification of business model and new technology initiatives will allow for a significant reduction in headcount and further improvement in the efficiency ratio

(1) Balances annualized through March 31, 2020
(2) Includes loans, securities available for sale and held to maturity, deposits with banks and other financial assets, which yield interest or similar income

AMERANT

Drivers for Improvement

1

Technology and Expense Saving Initiatives

Continue to rationalize expenses and improve scalable platform, while investing in digital transformation to drive future profitability

2

Changing Business Mix

Redeploy lower yielding loans into higher yielding domestic C&I, CRE, and residential loans

3

Fee Income Growth

Improve fee income from treasury management products, commercial loans, leveraged wealth management platform, and greater share of wallet strategies

4

Interest Expense

Redemption in 1Q20 of $26.8 million Trust Preferred Securities (TruPs) with annual interest rates over 8.9% will reduce annual interest expense by $2.4 million

In early April, modified maturities on $420.0 million fixed-rate FHLB advances, resulting in 26 bps of annual savings and $2.4 million of savings for the remainder of 2020

Proactive repricing of deposits following FED’s rate cuts during March 2020

Multi-year shift towards increasing core domestic growth and profitability

Illustrative Impact of Proposed Offering

Double Leverage

	Actual March 31, 2020	Pro Forma [1] March 31, 2020
Investment in Subsidiaries	$ 799,699	$ 848,449
Consolidated Equity	841,117	841,117
Double Leverage Ratio	95.08%	100.87%

Interest Coverage

	Actual March 31, 2020	Pro Forma [1] March 31, 2020
Total Deposit Interest	$ 68,697	$ 68,697
FHLB & Other Borrowings Interest	22,537	22,537
Junior Sub Debt Expense	5,868	5,868
Add'l Sub Debt Exp. from Offering	-	2,750
FHLB Restructuring Interest Savings [2]	-	(3,600)
TRUPs Redemption Savings [3]	-	(3,468)
Total Interest Expense	$ 97,102	$ 92,784
Earnings Before Taxes	$ 51,655	$ 55,973
LLR Provision	18,850	18,850
Pre-Provision Earnings Before Taxes	$ 70,505	$ 74,823

Earnings Before Taxes Coverage

	Actual	Pro Forma
Coverage (excl. deposit expense)	2.82x	3.32x
Coverage (incl. deposit expense)	1.53x	1.60x

Pre-provision Earnings Before Taxes Coverage

	Actual	Pro Forma
Coverage (excl. deposit expense)	3.48x	4.11x
Coverage (incl. deposit expense)	1.73x	1.81x

Holdco has ~$4 million of annual operating expenses and currently has $42 million of cash on hand

(1) Analysis assumes $50 million of senior unsecured debt raised with a 1.5% gross spread, $500K of additional offering expenses, 5.5% coupon rate, 20% risk weighting on net proceeds, and 100% of net proceeds are down streamed to the bank. Pro forma adjustment is made to 1Q20 financials
(2) Reflects estimated annual savings from April 2020 FHLB restructuring
(3) Reflects incremental savings from TRUPs redemption not incorporated in March 31, 2020 LTM financials and a 3 year cash flow hedge that results in a 3.78% rate on remaining TRUPs

AMERANT

Investment Highlights

- Focus on driving profitable growth and shareholder value
- Substantial and continuing insider ownership, approximately 30%
- Strong asset quality and domestic loan growth
- Focus on expanding domestic deposit base throughout our high growth U.S. markets
- Low cost deposits from international customers who view U.S. as a safe haven for their savings
- Diversification of revenue from a greater share of wallet strategy and an attractive wealth management platform that is being emphasized and cross-sold to domestic customers
- Top-shelf risk management culture stemming from having been part of large, multi-national organization
- Embarked on digital transformation to adapt to a new competitive environment and drive future profitability

Appendix

Historical Financial Highlights

($M)	For the Year Ended December 31, 2017	2018	2019	For the Quarter Ended 6/30/2019	9/30/2019	12/31/2019	3/31/2020
Balance Sheet							
Total Assets	$8,437	$8,124	$7,985	$7,927	$7,864	$7,985	$8,099
Gross Loans	$6,072	$5,920	$5,744	$5,813	$5,754	$5,744	$5,668
Deposits	$6,323	$6,033	$5,757	$5,819	$5,693	$5,757	$5,842
Gross Loans / Deposits (%)	96.0	98.1	99.8	99.9	101.1	99.8	97.0
Earnings and Profitability							
Net Interest Income	$209.7	$219.0	$213.1	$53.8	$52.6	$51.3	$49.2
Non-Interest Income	$71.5	$53.9	$57.1	$14.1	$13.8	$16.0	$21.9
Non-Interest Expense	$207.6	$215.0	$209.3	$52.9	$52.7	$51.7	$44.9
Provision Expense	($3.5)	$0.4	($3.2)	($1.4)	($1.5)	($0.3)	$22.0
Income Tax Expense	$34.0	$11.7	$12.7	$3.5	$3.3	$2.3	$0.9
Operating Income	$72.0	$56.9	$58.3	$14.0	$12.8	$14.8	$16.7
Net Income	$43.1	$45.8	$51.3	$12.9	$11.9	$13.5	$3.4
Diluted Earnings per Share	$1.01	$1.08	$1.20	$0.30	$0.28	$0.31	$0.08
Net Interest Margin (%)(1)	2.63	2.78	2.85	2.92	2.80	2.74	2.65
ROAA (%)	0.51	0.55	0.65	0.65	0.60	0.68	0.17
ROAE (%)	5.62	6.29	6.43	6.54	5.86	6.50	1.60
Yield and Cost							
Yield on Loans (%)	3.83	4.34	4.65	4.75	4.64	4.47	4.31
Cost of Deposits (%)	0.66	1.03	1.36	1.36	1.40	1.39	1.36
Asset Quality							
NPAs / Assets (%)(2)	0.32	0.22	0.41	0.41	0.42	0.41	0.41
NPLs / Loans (%)(3)	0.44	0.30	0.57	0.56	0.57	0.57	0.59
Reserves / Loans (%)	1.19	1.04	0.91	0.99	0.93	0.91	1.29
NCOs / Average Loans (%)	0.11	0.18	0.11	0.11	0.16	0.08	0.09

(1) Net interest margin is defined as net interest income divided by average interest-earning assets, which are loans, debt securities available for sale and held to maturity, equity securities with readily determinable fair value not held for trading, deposits with banks and other financial assets, which yield interest or similar income
(2) Non-performing assets include all non-performing loans and OREO properties acquired through or in lieu of foreclosure
(3) Non-performing loans include all accruing loans past due by more than 90 days, and all nonaccrual loans

AMERANT

Investment Portfolio

Investment Securities Balances and Yields [(1)]
($ in millions)



1,750
1,500
1,250
$23.5
$83.9
$1,528.1
$23.8
$73.9
$1,568.8
$24.2
$70.3
$1,601.3
1Q19
4Q19
1Q20
Available for Sale (AFS)
Held to Maturity (HTM)
Marketable Equity Securities (2)

Highlights

- Leveraging opportunities for higher-yield, longer duration investments
- Effective duration of 3.0 years as expected prepayment speeds accelerated in the mortgage securities portfolio due to lower interest rates
- Floating portion of the portfolio continues to decrease, comprising 14.6% of the total portfolio as of March 31, 2020

Investments Securities Fixed vs. Floating



Mar. 2019
Mar. 2020
16.8%
3.5 yrs Effective Duration
83.2%
14.6%
3.0 yrs Effective Duration
85.4%
Fixed rate
Floating rate

Available for Sale Securities by Type
March 31, 2020



U.S. Gov't agency 15.8%
Municipals 4.1%
U.S. Gov't sponsored enterprises 54.7%
Corporate debt 20.6%
US treasury 4.8%

(1) Excludes Federal Reserve Bank and FHLB stock
(2) Represents equity securities with readily determinable fair value not held for trading. The Company adopted ASU 2016-01 on December 31, 2019. Marketable Equity Securities shown for prior quarters only for comparative purposes

AMERANT

Interest Rate Sensitivity

Commentary

- The Company continues to be asset sensitive as over half of loans have floating rate structures or mature within a year
- Actively managing investment portfolio seeking to reduce asset sensitivity in low interest rate environment and protect the NIM
- Purchased 30-year U.S. Treasuries, CMOs, and other securities with prepayment protection to mitigate impact to duration arising from higher expected prepayments on mortgage-related securities

Impact on NII from Interest Rate Change(1)

(As of March 31, 2020)



($ in Millions)
150
170
190
$172
$177
$182
$186
$188
-5.1%
-2.8%
0.0%
2.1%
3.6%
-50 bps
-25 bps
BASE
+25 bps
+50 bps
Net Interest Income
Change from base

Loan Portfolio & Repricing Detail

(As of March 31, 2020)

By Repricing Term



1-3 years 9%
4-5 years 11%
5+ years 28%
<1 year 52%

By Interest Type



Swap 5%
Prime 8%
Fixed 49%
Libor 36%
UST 2%

By Rate Type



Fixed 49%
Adjustable 51%

(1) NII and percentage change represents the base scenario of net interest income. The base scenario assumes (i) flat interest rates over the next 12 months, (ii) that total financial instrument balances are kept constant over time and (iii) that interest rate shocks are instant and parallel to the yield curve

AMERANT

Non-GAAP Financial Measures Reconciliations

Explanation of Certain Non-GAAP Financial Measures

This Presentation contains certain adjusted financial information, and their effects on noninterest income, noninterest expense, income taxes, net income, efficiency ratios, ROA and ROE and certain other financial ratios. These adjustments include:

- the $2.8 million net gain on the sale of vacant Beacon land during the fourth quarter of 2019,
- the $10.5 million net gain on the sale of the Company's New York City building during the third quarter of 2017,
- the $9.6 million expense in the fourth quarter of 2017 resulting from the 2017 Tax Act,
- spin-off expenses totaling $6.7 million in 2018, $5.2 million in 2017, beginning in the fourth quarter of 2017 and continuing to the fourth quarter of 2018,
- the $6.4 million, $5.0 million, $0.4 million, $0.1 million, and $0.9 million in restructuring expenses in 2018, 2019, first quarter of 2020, fourth quarter of 2019, and first quarter of 2019, respectively, related to staff reduction costs, legal and strategic advisory costs, rebranding costs and digital transformation costs,
- the securities gains of $9.6 million, $2.6 million, $0.7 million, and $0.004 million in the first quarter of 2020, year ended 2019, fourth quarter of 2019, and first quarter of 2019, respectively, and securities losses of $1.0 million and $1.6 million in the years ended 2018 and 2017, respectively,
- the provision for loan losses of $22.0 million and $0.4 million in the first quarter of 2020 and year ended 2018, respectively, and reversal of loan losses of $3.2 million, $0.3 million, and $3.5 million in the year ended 2019, fourth quarter of 2019, and year ended 2017, respectively, and
- the income tax expense of $0.9 million, $2.3 million, $3.6 million, $12.7 million, $11.7 million and $34.0 million in the first quarter of 2020, fourth quarter of 2019, first quarter of 2019, and the years ended 2019, 2018 and 2017, respectively.

These as-adjusted measures are not in accordance with generally accepted accounting principles ("GAAP"). The following "Non-GAAP Financial Measures Reconciliations" section reconcile these adjustments to reported results.

The Company uses certain non-GAAP financial measures, within the meaning of SEC Regulation G, which are included in this Presentation to explain our results and which are used in our internal evaluation and management of the Company's businesses. The Company's management believes these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view the Company's performance using the same tools that management uses to evaluate the Company's past performance and prospects for future performance. The Company believes these are especially useful in light of the effects of our spin-off and related restructuring expenses, as well as the provision for loan losses in the first quarter of 2020, the sale of vacant Beacon land in the fourth quarter of 2019, the sale of our New York City building in third quarter 2017, the charges to our deferred tax assets in fourth quarter 2017 resulting from the enactment of the 2017 Tax Act in December 2017, and other adjustments mentioned above. No adjustments were made to the 2015 and 2016 financial information.

Non-GAAP Financial Measures Reconciliations (cont'd)

(in thousands)	Three Months Ended, Mar. 31, 2020	Three Months Ended, Dec. 31, 2019	Three Months Ended, Mar. 31, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Total noninterest income	$ 21,910	$ 15,971	$ 13,156	$ 57,110	$ 53,875	$ 71,485
Less: gain on sale of vacant Beacon land	—	(2,795)	—	(2,795)	—	—
Less: gain on sale of New York building	—	—	—	—	—	(10,469)
Adjusted noninterest income	$ 21,910	$ 13,176	$ 13,156	$ 54,315	$ 53,875	$ 61,016
Total noninterest expenses	$ 44,867	$ 51,730	$ 51,945	$ 209,317	$ 214,973	$ 207,636
Less: Restructuring costs (1):						
Staff reduction costs	54	114	—	1,471	$ 4,709	—
Digital transformation expenses	300	—	—	—	—	—
Legal and strategy advisory costs	—	—	—	—	1,176	—
Rebranding costs	—	—	933	3,575	400	—
Other costs	—	—	—	—	110	—
Total restructuring costs	354	114	933	5,046	6,395	—
Less Spin-off costs:						
Legal fees	—	—	—	—	$ 3,539	$ 2,000
Additional contribution to non-qualified deferred compensation plan on behalf of participants to mitigate tax effects of unexpected early distribution due to spin-off (2)	—	—	—	—	$ 1,200	—
Accounting and consulting fees	—	—	—	—	$ 1,384	$ 2,400
Other expenses	—	—	—	—	544	845
Total Spin-off costs	—	—	—	—	6,667	5,245
Adjusted noninterest expense	$ 44,513	$ 51,616	$ 51,012	$ 204,271	$ 201,911	$ 202,391

AMERANT

Non-GAAP Financial Measures Reconciliations (cont'd)

(in thousands)	Three Months Ended, Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Year Ended December 31, 2019	2018	2017
Net income	$ 3,382	$ 13,475	$ 13,071	$ 51,334	$ 45,833	$ 43,057
Plus after-tax restructuring costs:						
Restructuring costs before income tax effect	354	114	933	5,046	6,395	—
Income tax effect	(74)	59	(201)	(1,001)	(1,303)	—
Total after-tax restructuring costs	280	173	732	4,045	5,092	—
Plus after-tax total Spin-off costs:						
Total Spin-off costs before income tax effect	—	—	—	—	6,667	5,245
Income tax effect (3)	—	—	—	—	331	(2,314)
Total after-tax Spin-off costs	—	—	—	—	6,998	2,931
Less after-tax gain on sale of vacant Beacon land:						
Gain on sale of vacant Beacon land before income tax effect	—	(2,795)	—	(2,795)	—	—
Income tax effect	—	554	—	554	—	—
Total after-tax gain on sale of vacant Beacon land	—	(2,241)	—	(2,241)	—	—
Less after-tax gain on sale of New York building:						
Gain on sale of New York building before income tax effect	—	—	—	—	—	(10,469)
Income tax effect (4)	—	—	—	—	—	3,320
Total after-tax gain on sale of New York building	—	—	—	—	—	(7,149)
Plus impact of lower rate under the 2017 Tax Act:						
Remeasurement of net deferred tax assets, other than balances corresponding to items in AOCI	—	—	—	—	—	8,470
Remeasurement of net deferred tax assets corresponding to items in AOCI	—	—	—	—	—	1,094
Total impact of lower rate under the 2017 Tax Act	—	—	—	—	—	9,564
Adjusted net income	**$ 3,662**	**$ 11,407**	**$ 13,803**	**$ 53,138**	**$ 57,923**	**$ 48,403**
Net income	$ 3,382	$ 13,475	$ 13,071	$ 51,334	$ 45,833	$ 43,057
Plus: income tax expense	890	2,328	3,577	12,697	11,733	33,992
Plus: provision for loan losses	22,000	(300)	—	(3,150)	375	(3,490)
Less: securities gains, net	9,620	703	4	2,605	(999)	(1,601)
Operating income	**$ 16,652**	**$ 14,800**	**$ 16,644**	**$ 58,276**	**$ 56,942**	**$ 71,958**

AMERANT

Non-GAAP Financial Measures Reconciliations (cont'd)

	Three Months Ended,			Year Ended December 31,		
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	2019	2018	2017
Basic earnings per share	$ 0.08	$ 0.32	$ 0.31	$ 1.21	$ 1.08	$ 1.01
Plus: after tax impact of restructuring costs	0.01	—	0.02	0.09	0.12	—
Plus: after tax impact of total spin-off costs	—	—	—	—	0.16	0.07
Plus: effect of lower rate under the 2017 Tax Act	—	—	—	—	—	0.23
Less: after tax gain on sale of vacant Beacon land	—	(0.05)	—	(0.05)	—	—
Less: after-tax gain on sale of New York building	—	—	—	—	—	(0.17)
Total adjusted basic earnings per common share	$ 0.09	$ 0.27	$ 0.33	$ 1.25	$ 1.36	$ 1.14
Diluted earnings per share (5)	$ 0.08	$ 0.31	$ 0.30	$ 1.20	$ 1.08	$ 1.01
Plus: after tax impact of restructuring costs	0.01	—	0.02	0.09	0.12	—
Plus: after tax impact of total spin-off costs	—	—	—	—	0.16	0.07
Plus: effect of lower rate under the 2017 Tax Act	—	—	—	—	—	0.23
Less: after tax gain on sale of vacant Beacon land	—	(0.05)	—	(0.05)	—	—
Less: after-tax gain on sale of New York building	—	—	—	—	—	(0.17)
Total adjusted diluted earnings per common share	$ 0.09	$ 0.26	$ 0.32	$ 1.24	$ 1.36	$ 1.14
Net income / Average total assets (ROA)	0.17%	0.68%	0.65%	0.65%	0.55%	0.51%
Plus: after tax impact of restructuring costs	0.02%	0.01%	0.04%	0.05%	0.06%	—%
Plus: after tax impact of total spin-off costs	—%	—%	—%	—%	0.08%	0.03%
Plus: effect of lower rate under the 2017 Tax Act	—%	—%	—%	—%	—%	0.11%
Less: after tax gain on sale of vacant Beacon land	—%	(0.12)%	—%	(0.03)%	—%	0.00%
Less: after-tax gain on sale of New York building	—%	—%	—%	—%	—%	(0.08)%
Adjusted net income / Average total assets (Adjusted ROA)	0.19%	0.57%	0.69%	0.67%	0.69%	0.57%
Net income / Average stockholders' equity (ROE)	1.61%	6.44%	6.87%	6.43%	6.29%	5.62%
Plus: after tax impact of restructuring costs	0.13%	0.08%	0.38%	0.51%	0.70%	—%
Plus: after tax impact of total spin-off costs	—%	—	—	—%	0.96%	0.38%
Plus: effect of lower rate under the 2017 Tax Act	—%	—	—	—%	—%	1.25%
Less: after tax gain on sale of vacant Beacon land	—%	(1.07)%	—	(0.28)%	—%	0.00%
Less: after-tax gain on sale of New York building	—%	—	—	—%	—%	(0.93)%
Adjusted net income / stockholders' equity (Adjusted ROE)	1.74%	5.45%	7.25%	6.66%	7.95%	6.32%

Non-GAAP Financial Measures Reconciliations (cont'd)

(in thousands, except per share data and percentages)	Three Months Ended, Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Year Ended December 31, 2019	2018	2017
Efficiency ratio	63.07%	76.94%	75.73%	77.47%	78.77%	73.84%
Less: impact of restructuring costs	(0.50)%	(0.17)%	(1.36)%	(1.89)%	(2.34)%	—%
Less: impact of total spin-off costs	—%	—%	—%	—%	(2.44)%	(1.86)%
Plus: gain on sale of vacant Beacon land	—%	3.33%	—%	0.81%	—%	—%
Plus: gain on sale of New York building	—%	—%	—%	—%	—%	2.78%
Adjusted efficiency ratio	62.57%	80.10%	74.37%	76.39%	73.99%	74.76%
Total noninterest income	$ 21,910	$ 15,971	$ 13,156	$ 57,110	$ 53,875	$ 71,485
Less: securities gains, net	9,620	703	4	2,605	(999)	(1,601)
Less: net gain on sale of properties	—	2,795	—	2,795	—	10,469
Adjusted noninterest income for operating revenue	$ 12,290	$ 12,473	$ 13,152	$ 51,710	$ 54,874	$ 62,617
Net interest income before provision	49,229	51,262	55,437	213,088	219,039	209,710
Operating revenue	$ 61,519	$ 63,735	$ 68,589	264,798	273,913	272,327
Adjusted noninterest income as a % of operating revenue	20.0%	19.6%	19.2%	19.5%	20.0%	23.0%
Tangible common equity ratio:						
Stockholders' equity	$ 841,117	$ 834,701	$ 778,749	$ 834,701	$ 747,418	$ 753,450
Less: Goodwill and other intangibles	(21,698)	(21,744)	(21,005)	(21,744)	(21,042)	(21,186)
Tangible common stockholders' equity	$ 819,419	$ 812,957	$ 757,744	$ 812,957	$ 726,376	$ 732,264
Total assets	8,098,810	7,985,399	7,902,355	7,985,399	8,124,347	8,436,767
Less: Goodwill and other intangibles	(21,698)	(21,744)	(21,005)	(21,744)	(21,042)	(21,186)
Tangible assets	$ 8,077,112	$ 7,963,655	$ 7,881,350	$ 7,963,655	$ 8,103,305	$ 8,415,581
Common shares outstanding	42,166	43,146	43,205	43,146	43,183	42,489
Tangible common equity ratio	10.14%	10.21%	9.61%	10.21%	8.96%	8.70%
Stockholders' book value per common share	$ 19.95	$ 19.35	$ 18.02	$ 19.35	$ 17.31	$ 17.73
Tangible stockholders' book value per common share	$ 19.43	$ 18.84	$ 17.54	$ 18.84	$ 16.82	$ 17.23

(1) Expenses incurred for actions designed to implement the Company's strategy as a new independent company. These actions include, but are not limited to, reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.

(2) The spin-off caused an unexpected early distribution for U.S. federal income tax purposes from our deferred compensation plan. This distribution was taxable to plan participants as ordinary income during 2018. We partially compensated plan participants, in the aggregate amount of $1.2 million, for the higher tax expense they incurred as a result of the distribution increasing the plan participants' estimated effective federal income tax rates by recording a contribution to the plan on behalf of its participants. The after tax net effect of this $1.2 million contribution for the period ended September 30, 2018, was approximately $952,000. As a result of the early taxable distribution to plan participants, we expensed and deducted for federal income tax purposes, previously deferred compensation of approximately $8.1 million, resulting in an estimated tax credit of $1.7 million, which exceeded the amount of the tax gross-up paid to plan participants.

(3) Calculated based upon the estimated annual effective tax rate for the periods, which excludes the tax effect of discrete items, and the amounts that resulted from the permanent difference between spin-off costs that are non-deductible for Federal and state income tax purposes, and total spin-off costs recognized in the consolidated financial statements. The estimated annual effective rate applied for the calculation differs from the reported effective tax rate since it is based on a different mix of statutory rates applicable to these expenses and to the rates applicable to the Company and its subsidiaries.

(4) Calculated based upon an estimated annual effective rate of 31.71%.

(5) As of March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019 potential dilutive instruments consisted of unvested shares of restricted stock and restricted stock units mainly related to the Company's IPO in 2018. As of March 31, 2020, December 31, 2019, and March 31, 2019 unvested shares of restricted stock and restricted stock units totaled 482,316, 530,620 and 786,213, respectively, and 789,652 as of September 30, 2019 and June 30, 2019. These potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share at those dates, fewer shares would have been purchased than restricted shares assumed issued. Therefore, at those dates, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings for the year ended December 31, 2019. We had no outstanding dilutive instruments as of any period prior to December 2018.

Thank you